As filed with the Securities and Exchange Commission on February 14, 2006

Registration No. 333-[          ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MORGANS HOTEL GROUP CO.

(Exact name of issuer as specified in its charter)

Delaware	16-1736884
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Morgans Hotel Group Co.

475 Tenth Avenue

New York, New York 10018

(Address of principal executive offices)

MORGANS HOTEL GROUP CO.
2006 OMINBUS STOCK INCENTIVE PLAN

(Full title of Plan)

Richard Szymanski
Chief Financial Officer
Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
(212) 277-4100

(Name, address and telephone number of agent for service)

Copies to:

Robert W. Downes, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000
(212) 558-3588 (Telecopy)

CALCULATION OF REGISTRATION FEE

Plans/Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,500,000(2)	$20.00	$70,000,000.00	$7,490.00

(1)                                 In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of Morgans Hotel Group Co.’s shares of outstanding common stock.

(2)                                 Represents the number of shares of common stock, par value $0.01 per share of Morgans Hotel Group Co. issuable under the Morgans Hotel Group Co. 2006 Omnibus Stock Incentive Plan (the “Plan”). Shares of common stock issuable under the Plan include (a) awards of restricted stock under the Plan, (b) if LLC Units (as defined in the Plan) are awarded under the Plan, the shares of common stock issuable upon redemption of such LLC Units and (c) shares of common stock issuable upon exercise of stock options, stock appreciation rights and certain Other Awards (as defined in the Plan) made under the Plan.

(3)                                 Estimated solely for the purpose of calculating the registration fee under the Securities Act. The calculation of the registration fee is based upon the per share initial public offering price of $20.00.

EXPLANATORY NOTE

This Registration Statement registers shares of common stock, par value $0.01 per share, of Morgans Hotel Group Co. (the “Registrant”) that may be issued and sold under the Morgans Hotel Group Co. 2006 Omnibus Stock Incentive Plan (the “Plan”).

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Morgans Hotel Group Co. hereby incorporates herein by reference the following documents filed with the Commission:

(a) The Registrant’s prospectus, dated February 13, 2006, filed pursuant to Rule 424(b) (Registration No. 333-129277) under the Securities Act (the “Prospectus”), which contains (i) the audited combined balance sheets of the Company as of December 31, 2004, (ii) the audited combined statement of operations and comprehensive loss of the Company for the year ended December 31, 2004, (iii) the combined statements of net assets (deficit) of the Company for the year ended December 31, 2004 and (iv) the audited combined statements of cash flows of the Company for the year ended December 31, 2004;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Prospectus;

(c) The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s registration statement on Form 8-A filed on February 9, 2006 (File No. 000-51802) under the Exchange Act, including any amendment or report filed for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as may be amended.

In addition, the Registrant’s certificate of incorporation and by-laws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 14th day of February, 2006.

MORGANS HOTEL GROUP CO.

By	/s/ Marc Gordon
	Name:	Marc Gordon
	Title:	Chief Investment Officer and Executive Vice President of Capital Markets

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint W. Edward Scheetz, Marc Gordon and Richard Szymanski, and each of them, his true and lawful attorney-in-fact and agents with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David T. Hamamoto	Chairman
David T. Hamamoto		February 14, 2006

/s/ W. Edward Scheetz	President and Chief Executive Officer
W. Edward Scheetz	(Principal Executive Officer)	February 14, 2006

/s/ Marc Gordon	Chief Investment Officer and Executive
Marc Gordon	Vice President of Capital Markets	February 14, 2006

/s/ Richard Szymanski	Chief Financial Officer
Richard Szymanski	(Principal Financial Officer and Principal Accounting Officer)	February 14, 2006

Signature	Title	Date

/s/ Edwin L. Knetzger, III	Director
Edwin L. Knetzger, III		February 14, 2006

/s/ Lance Armstrong	Director
Lance Armstrong		February 14, 2006

/s/ Fred J. Kleisner	Director
Fred J. Kleisner		February 14, 2006

/s/ Thomas L. Harrison	Director
Thomas L. Harrison		February 14, 2006

/s/ Robert Friedman	Director
Robert Friedman		February 14, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Form of Certificate of Common Stock of Morgans Hotel Group Co. (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1 (Reg. No. 333-129277), as amended, originally filed on October 27, 2005).

5.1	Opinion of Sullivan & Cromwell LLP as to the legality of securities being offered hereunder.

23.1	Consent of BDO Seidman LLP.

23.2	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5 hereto).

24.1	Power of Attorney (included in signature page attached hereto)

99.1

Form of Morgans Hotel Group Co. 2006 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.22 of the Registrant’s registration statement on Form S-1 (Reg. No. 333-129277), as amended, originally filed on October 27, 2005).